   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2001

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                         ------------------------------

                                 SERACARE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                    DELAWARE                                         95-4343492
            (State of Incorporation)                  (I.R.S. Employer Identification Number)

                       1925 CENTURY PARK EAST, SUITE 1970
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 772-7777

              (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                MR. BARRY PLOST
                            CHIEF EXECUTIVE OFFICER
                                 SERACARE, INC.
                       1925 CENTURY PARK EAST, SUITE 1970
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 772-7777

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:

       DAVID A. KRINSKY, ESQ.                   ANDOR D. TERNER, ESQ.
       O'MELVENY & MYERS LLP                    O'MELVENY & MYERS LLP
     610 NEWPORT CENTER DRIVE,                      114 PACIFICA,
            SUITE 1700                               SUITE 100
  NEWPORT BEACH, CALIFORNIA 92660                IRVINE, CALIFORNIA
           (949) 760-9600                               92618
                                                   (949) 737-2900

                         ------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AT SUCH TIME OR
    TIMES ON AND AFTER THE DATE ON WHICH THIS REGISTRATION STATEMENT BECOMES
            EFFECTIVE AS THE SELLING SECURITY HOLDERS MAY DETERMINE.
                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                               AMOUNT TO BE        AGGREGATE PRICE    AGGREGATE OFFERING        AMOUNT OF
     TITLE OF SHARES TO BE REGISTERED           REGISTERED          PER SHARE(1)           PRICE(1)         REGISTRATION FEE
Common Stock, $0.001 par value per share          881,301             $4.53(2)            $3,992,294             $998.07

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Pursuant to Rule 457(c), the price of the Common Stock is based upon the average of the high and low prices of the Common Stock on the American Stock Exchange on February 9, 2001.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2001

                                   PROSPECTUS

                                 SERACARE, INC.

                         881,301 SHARES OF COMMON STOCK

                             ---------------------

    These shares of our Common Stock are being sold by the selling security holders listed beginning on page 9. SeraCare will not receive any part of the proceeds from the sale of any of these shares.

    SeraCare's Common Stock is listed on the American Stock Exchange under the symbol "SRK". The last reported sale price of our Common Stock on the American Stock Exchange on February 9, 2001 was $4.55 per share.

    The Common Stock may be sold in transactions on the American Stock Exchange at market prices then prevailing, in negotiated transactions, or otherwise. See "Plan of Distribution."

    Our principal executive offices are located at 1925 Century Park East, Suite 1970, Los Angeles, California 90067 and our telephone number is (310) 772-7777.

                            ------------------------

                     THIS OFFERING INVOLVES MATERIAL RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is February ___, 2001.

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES PURSUANT TO THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
FORWARD-LOOKING STATEMENTS..................................      2

RISK FACTORS................................................      3

ABOUT SERACARE..............................................      8

USE OF PROCEEDS.............................................      8

SELLING SECURITY HOLDERS....................................      9

PLAN OF DISTRIBUTION........................................     11

LEGAL MATTERS...............................................     11

EXPERTS.....................................................     11

WHERE YOU CAN FIND MORE INFORMATION.........................     11

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     12

                           FORWARD-LOOKING STATEMENTS

    This prospectus and the documents it incorporates by reference contain forward-looking statements. Forward-looking statements relate to future periods and include descriptions of our plans, objectives, and underlying assumptions for future operations, our market opportunities, our acquisition opportunities, and our ability to compete.

    Generally, "may," "will," "expect," "believe," "estimate," "anticipate," "intend," "continue" and similar words identify forward-looking statements. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties that can cause actual results to differ materially. For information on these risks and uncertainties, see the "Risk Factors."

    We urge you to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus. Forward-looking statements are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

    As used in this prospectus, "Company," "we," "us" and "our" refer to SeraCare, Inc.

                                  RISK FACTORS

    THE SHARES OF OUR COMMON STOCK BEING OFFERED INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING DISCUSSION OF RISKS AS WELL AS ALL OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES OF OUR COMMON STOCK OFFERED PURSUANT TO THIS PROSPECTUS.

WE HAVE A HISTORY OF OPERATING LOSSES AND OUR FUTURE PROFITABILITY REMAINS
  UNCERTAIN

    In January of 1994, we filed for bankruptcy protection under Chapter 11 of the federal Bankruptcy Code. We completed our reorganization in February 1996. As November 30, 2000, our current assets exceeded current liabilities by $10,438,143, which translates into a current ratio of 1.4 to 1. Our total liabilities as of November 30, 2000 were $39,580,837. Our total debt to equity ratio as of November 30, 2000 was 1.3.

    Although we have recorded net income of $1,303,489 for the nine months ended November 30, 2000, we cannot assure you that we will be able to sustain our profitability or that we will not incur significant operating losses in the future.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY

    We intend to continue our strategy of growth through acquisitions and expansion into new markets, including the diagnostics market. However, our ability to successfully implement this strategy depends on a number of factors, including our access to capital, our ability to obtain applicable governmental approvals and our ability to integrate acquired businesses into our existing operations. For example, we began manufacturing operations for bulk serums at our plant in Oceanside, California, in February 2000; and any problems with manufacturing or licensing of this facility could severely curtail our sales to biologics companies. We cannot assure you that we will be successful in expanding our operations, continuing our present rate of expansion or entering new markets.

WE WILL NEED ADDITIONAL CAPITAL

    In order to implement our growth strategy, we will need to obtain additional capital. We believe that our current cash balances and funds available under our revolving line of credit will be sufficient to satisfy our currently anticipated working capital requirements. However, we may need additional financing in order to expand our business through internal growth or acquisitions. Such financings may include debt and equity financings or additional bank borrowings (subject to contractual restrictions imposed by our creditors and investors on our ability to issue debt or equity securities). However, we cannot assure you that we will be able to obtain additional capital on acceptable terms. If we borrow more money we may become subject to additional restrictive covenants. If we raise money through the issuance of our equity securities, your stock ownership will be diluted.

MARKET DEMAND FOR PLASMA FLUCTUATES

    The demand for plasma depends in large part on the number and uses of products which require plasma components for their manufacture or production. Most of the plasma which we collect and sell is used in the manufacture of therapeutic products to treat certain diseases. Several companies are attempting to develop and market products to treat these diseases based upon technology which would lessen or eliminate the need for human blood plasma. Such products, if successfully developed and marketed, could reduce the demand for plasma.

    Additionally, the demand for plasma depends on the available processing capacity of the fractionation facilities used in our industry to process plasma. In the event of a reduction of the available processing capacity at such fractionation facilities, whether as a result of manufacturing problems, regulatory compliance issues or otherwise, the demand from plasma could decrease and as a result, the demand for our products and the prices paid for our products would be adversely affected.

WE MAKE A LARGE PERCENTAGE OF OUR SALES TO A SMALL NUMBER OF CUSTOMERS

    For the nine months ended November 30, 2000, approximately 60% of our sales were to Grupo Grifols, S.A., of Spain and approximately 13% of our sales were to Aventis Bio-Services, Inc., a subsidiary of Rhone-Poulenc-Rorer, a French government owned pharmaceutical conglomerate. If we were to lose these or any major customer, or if any major customer were to materially reduce its purchases of our plasma, our business and results of operations would be materially adversely affected.

AN INTERRUPTION IN THE SUPPLY OF DIAGNOSTICS PRODUCTS THAT WE PURCHASE FROM
  THIRD PARTIES COULD CAUSE A DECLINE IN OUR SALES

    We purchase diagnostics products that are used in the manufacture and testing of our plasma products from third parties, such as Grupo Grifols and other companies. Any significant interruption in the supply of these diagnostics products could cause a decline in our plasma sales, unless and until we are able to replace them. We also depend on these third parties to provide their products to us on a timely and cost-effective basis and to deliver high quality products, enhance their current products, develop new products, and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could harm our business.

THE PRICES WE CHARGE ARE GENERALLY FIXED, BUT OUR COSTS ARE SUBJECT TO CHANGE

    We generally sell our plasma under contracts ranging from one to three years which allow for annual pricing renegotiations. We generally agree upon the price for our products prior to the beginning of the contract year, and these prices are fixed for that year. Accordingly, any unforeseen increases in the cost of collecting and selling plasma during the contract year could materially adversely affect our operating results.

OUR BUSINESS IS HIGHLY COMPETITIVE

    We compete for donors with pharmaceutical companies which may collect plasma for their own use, other commercial plasma collection companies, and non-profit organizations such as the American Red Cross and community blood banks which solicit the donation of whole blood. A number of these competitors have access to greater financial, marketing and other resources than we do. If we are unable to maintain and expand our donor base, our business and future prospects will be adversely affected.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION

    Our business is heavily regulated in the United States by federal, state and local regulations. Although the Food and Drug Administration (FDA) administers the particulars of the Code of Federal Regulations across the country, various state and local regulations also apply and can be, in some cases, more restrictive.

    In recent years, the FDA has increased its focus on plasma centers and blood banks and has through legal action closed a number of blood banks and plasma centers in the U.S. If we are unable to comply with the FDA standards, we will be subject to fines, penalties and even closure.

    As of November 30, 2000, we had obtained FDA licenses and QPP Certification (a certification by the American Blood Resources Association which has become the worldwide standard for plasma involving both procedural and donor qualification standards) for all but two of our current centers. If we are unable to obtain or maintain FDA licenses or if we experience delays in obtaining FDA licenses our ability to continue to operate these centers will be adversely affected. If we are unable to obtain or maintain QPP Certification or if we experience delays in obtaining QPP Certification, our ability to find customers for our plasma will be adversely affected. Industry implementation of the QPP Certification program has resulted in a decrease in qualified donors due to the higher standards required for QPP Certification. If we are unable to locate an adequate pool of donors, our operations could be adversely affected.

    Collection centers which have not received FDA approval of their license applications are allowed to operate under a Reference Number and process donors in order to develop sufficient training and records for FDA review. However, these centers, are precluded from selling any of the collected plasma until final approval of their license applications. Historically, it has taken approximately six to eighteen months from date of filing to obtain final FDA approval for a new license application. In addition, we may be subject to other measures or standards in the future which may adversely affect our operations.

    As of the date of this prospectus, we believe that we are in compliance in all material respects with laws, rules and regulations applicable to our business. However, we cannot assure you that we will be able to continue to comply with all applicable laws, rules and regulations or that violations will not occur. In addition, we cannot assure you that more restrictive laws, rules and regulations or enforcement policies will not be adopted in the future which could make compliance more difficult or expensive or otherwise adversely affect our business or prospects. We also cannot assure you that any new plasma collection centers that we develop or acquire will receive certification from the FDA.

OUR BUSINESS IS SUBJECT TO GOVERNMENTAL REFORMS AND THE ADEQUACY OF
  REIMBURSEMENT

    Healthcare reform is a priority of many elected and appointed officials. Some reform measures, if adopted, could adversely affect the pricing of therapeutic products which are made from plasma or the amount of reimbursement available for therapeutic products from government agencies, third party payers and other organizations.

WE ARE DEPENDENT ON OUR KEY PERSONNEL

    Our success depends on our ability to attract, retain and motivate the qualified personnel that will be essential to our current plans and future development. The competition for such personnel is substantial, and we can not assure you that we will successfully retain our key employees or attract and retain any required additional personnel.

    In particular, our success depends to a significant extent upon the continued services of Barry Plost, our Chairman and Chief Executive Officer. We maintain key person life insurance coverage with respect to Mr. Plost.

OUR PRINCIPAL SHAREHOLDER EXERTS SIGNIFICANT INFLUENCE ON US

    As of December 31, 2000, our principal shareholder and chief executive officer, Barry Plost, beneficially owned approximately 21.8% of our Common Stock (which number includes options exercisable by Mr. Plost to purchase shares of our Common Stock). Therefore, he has the power to exert significant influence on our management and our policies.

WE HAVE SIGNIFICANT AMOUNTS OF OPTIONS, WARRANTS AND CONVERTIBLE PREFERRED STOCK
  OUTSTANDING

    As of December 31, 2000, we have outstanding:

    - Warrants and Options to purchase an aggregate of 9,084,715 shares of Common Stock;

    - 22,500 shares of Series C Preferred Stock, convertible into 500,001 shares of Common Stock.

    Certain of these equity securities are also subject to anti-dilution and other adjustments, which would require us to adjust the number of shares of our stock that would be issuable upon the exercise or conversion of such equity securities if such adjustment provisions were triggered. Triggering events include the issuance of equity below certain prices and the achievement of (or failure to achieve) certain financial targets.

    In addition, we have reserved for issuance 300,000 shares of our Common Stock upon exercise of options to be granted under our 1997 Informal Stock Compensation Plan, and an additional 1,000,000 shares of our Common Stock issuable upon exercise of options to be granted under our 1998 Stock Option Plan. To date, we have not granted any options under either the 1997 Informal Stock Compensation Plan or the 1998 Stock Option Plan.

    Holders of our warrants and options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided in the warrants and options. Further, while these warrants and options are outstanding, our ability to obtain additional financing on favorable terms may be adversely affected.

IF THE SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE ARE SOLD, THE MARKET
  PRICE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED

    If our existing security holders sell significant amounts of our Common Stock in the public market, the market price of our Common Stock could be adversely affected, and we may find it more difficult to sell our Common Stock in the future at times and for prices we consider appropriate. As of December 31, 2000, 9,619,943 shares of our Common Stock were issued and outstanding, and an additional 9,084,715 shares were issuable upon the exercise or conversion of certain warrants, options and other convertible securities which we had previously issued. Several of our security holders have registration rights pursuant to agreements with us under which they could require us to register and sell their shares in an underwritten public offering.

    We currently have on file with the Securities and Exchange Commission two registration statements on Form S-3, Registration No. 333-57943, with respect to the potential resale by the selling security holders named therein of up to 10,383,502 shares of our Common Stock and Registration No. 333-74663, with respect to the potential resale by the selling security holders named therein of up to 1,497,175 shares of our Common Stock, held by them or issuable to them upon exercise or conversion of certain warrants, options and other convertible securities which we had previously issued.

OUR STOCK PRICE IS VOLATILE

    The market price of our Common Stock has historically been volatile, and that volatility is likely to continue. We believe that future announcements concerning us, our competitors, governmental regulations, litigation or unexpected losses, or the failure to meet or exceed analysts projections of financial performance, may cause the market price of our Common Stock to fluctuate substantially in the future. Sales of substantial amounts of our outstanding Common Stock in the public market could also materially adversely affect the market price of our Common Stock. These fluctuations, as well as general economic, political and market conditions, may materially adversely affect the market price of our Common Stock.

YOUR INVESTMENT IN OUR COMMON STOCK MAY BE RELATIVELY ILLIQUID

    The trading volume in our Common Stock has historically been relatively low. The average daily trading volume on the American Stock Exchange for the fifty days preceding February 9, 2000 has been approximately 22,800 shares per day. Accordingly, investments in our Common Stock may be relatively illiquid, and investors in our Common Stock must be prepared to bear the economic risks of such investment for an indefinite period of time.

WE CANNOT ASSURE YOU THAT OUR COMMON STOCK WILL CONTINUE TO BE LISTED ON THE
  AMERICAN STOCK EXCHANGE

    The American Stock Exchange retains discretion over whether to continue listing our Common Stock. While we believe that we currently meet the American Stock Exchange's guidelines for continued listing we cannot assure you that we will continue to meet the American Stock Exchange's guidelines for continued listing or that our Common Stock will remain listed on the American Stock Exchange. If our Common Stock is delisted from the American Stock Exchange, your shares may become significantly less liquid and may decline significantly in price.

WE ARE DEPENDENT UPON OUR SUBSIDIARIES

    We conduct our operations through our subsidiaries. Therefore, a principal internal source of our cash and our ability to service our debt depends in part upon the earnings of our subsidiaries and the distribution of those earnings to us, or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay or make funds available to us. In addition, the payment of dividends by our subsidiaries and the making of loans and advances by our subsidiaries to us are subject to statutory and contractual restrictions.

WE DO NOT PLAN ON PAYING CASH DIVIDENDS ON OUR COMMON STOCK

    We have not paid any cash dividends on our Common Stock since our inception and, because of our contemplated capital needs, we do not anticipate paying any cash dividends in the foreseeable future. We anticipate that any earnings which may be generated from our operations will be used to finance our operations and to repay our debt. In addition, our loan documents with our current lenders prohibit us and our subsidiaries from paying dividends or making other types of restricted payments.

WE MAY ISSUE PREFERRED STOCK IN THE FUTURE

    We are authorized to issue up to 25,000,000 shares of preferred stock, of which 22,500 shares of Series C Convertible Preferred Stock are issued and outstanding. We may issue additional shares of preferred stock in one or more new series. Our Board of Directors may determine the terms of the preferred stock without further action by our stockholders. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. Although we have no present plans to issue additional shares of preferred stock or to create new series of preferred stock, if we do issue additional preferred stock, it could affect your rights or even reduce the value of our Common Stock.

CERTAIN PROVISIONS OF DELAWARE LAW MAY AFFECT THE PRICE OF OUR COMMON STOCK

    We are incorporated in the State of Delaware. Certain provisions of Delaware law applicable to us, including Section 203 of the Delaware General Corporation Law, could have the effect of delaying, deferring or preventing a change of control in us or our management and may discourage bids for our Common Stock at a premium over the market price of our Common Stock. As a result, the price of our Common Stock may be adversely affected.

                                 ABOUT SERACARE

    We are an integrated collector and manufacturer of plasma-based products and bulk serums. Through our wholly owned subsidiaries, we collect and sell source and hyperimmune plasma to manufacturers of pharmaceutical and diagnostic products. For a more detailed description of our business, including audited and unaudited financial information, see our 2000 Form 10-KSB and other documents referred to in "Incorporation of Certain Documents by Reference."

    We were incorporated under the laws of the State of Delaware in 1991. Our principal business and executive offices are located at 1925 Century Park East, Suite 1970, Los Angeles, California 90967. Our main telephone number is
(310) 772-7777. Our website is located at WWW.SERACARE.NET. We do not consider information contained in our web site to be part of this prospectus.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares of our Common Stock offered by the selling security holders pursuant to this prospectus.

                            SELLING SECURITY HOLDERS

    The shares of our Common Stock offered pursuant to this prospectus have been or will be issued to the selling security holders (or their assignees) directly by us as follows:

    PRIVATE PLACEMENT. In connection with a private placement (the "Private Placement") consummated in November and December 2000 we issued and sold 868,001 shares of our Common Stock, $.001 par value per share. We relied upon the exemption provided in Section 4(2) of the Securities Act in completing the Private Placement.

    In connection with the Private Placement, we also issued to certain finders 13,300 shares of our Common Stock under the terms of an agreement with such finders. We are also registering the resale of these shares under this prospectus.

    The following table sets forth certain information regarding beneficial ownership of our Common Stock by the selling security holders as of January 15, 2001, and the number of shares that may be offered pursuant to this prospectus for the account of each of the selling security holders or their transferees or distributees from time to time. Except as described in the footnotes to the table, to the best of our knowledge, none of the selling security holders has had any position, office or other material relationship with us or any of our affiliates during the past three years.

                               NUMBER OF SHARES   MAXIMUM NUMBER    NUMBER OF SHARES         PERCENTAGE OF
                                 BENEFICIALLY     OF SHARES WHICH     BENEFICIALLY         OUTSTANDING SHARES
                                OWNED PRIOR TO    MAY BE SOLD IN    OWNED FOLLOWING        BENEFICIALLY OWNED
SELLING SECURITY HOLDER        THIS OFFERING(1)    THIS OFFERING    THIS OFFERING(2)   FOLLOWING THIS OFFERING(2)
-----------------------        ----------------   ---------------   ----------------   --------------------------
William M. Hitchcock.........       344,197            80,000            264,197                  2.7%
Catalysis Partners, L.L.C....        20,000            20,000                  0                    *
Strome Hedgecap Fund, L.P....       350,000           300,000             50,000                    *
Bradley Resources Company....        86,000            40,000             46,000                    *
Sands Point Partners LP......       100,000           100,000                  0                    *
Kenneth R. Levine............       419,284(3)(4)      26,650(3)         392,634(4)               4.1%
Marshall M. Becker(5)........        82,892(6)(7)       6,650(6)          76,242(7)                 *
Teton Capital Partners,
  L.P........................        20,000            20,000                  0                    *
Global Undervalued Securities
  Fund, L.P..................        80,000            80,000                  0                    *
Robert S. Krieger............        20,000            20,000                  0                    *
Ann Stevenson(8).............        26,798            14,798             12,000                    *
J.E. McConnaughy.............       100,000           100,000                  0                    *
Jerry L. Burdick(9)..........       166,111(10)        22,000            144,111(10)              1.5%
Samuel D. Anderson,
  Jr.(11)....................        23,368            11,368             12,000                    *
Samuel and Mary Ann Anderson
  Trust(12)..................       338,867(13)        13,835            325,032(13)              3.4%
IRA f/b/o Stanley Becker,
  DLJSC as Custodian(14).....       157,095(15)        26,000            131,095(15)              1.4%

--------------------------

*   Less than one percent of class.

 (1) Assumes the exercise of all options and warrants beneficially owned by the selling security holder at the exercise price and for the maximum number of shares permitted as of the date of this prospectus. Also assumes the conversion of all preferred stock beneficially owned by the selling security holder at the conversion price and for the maximum number of shares permitted as of the date of this prospectus.

 (2) Assumes that each selling security holder will sell all of the shares of Common Stock offered pursuant to this prospectus, but not any other shares of Common Stock beneficially owned by such security holder.

 (3) Includes 6,650 shares of our Common Stock issued to Mr. Levine as a "finders fee" in connection with the Private Financing.

 (4) Includes 15,750 shares of our Common Stock issuable upon the exercise of certain warrants. This number also includes 213,583 shares owned by Tymott Associates, LLC and 117,638 shares owned by Eye on Broadway, LLC.

 (5) Marshall M. Becker is the son of Stanley Becker, who is also named as a selling security holder in this prospectus.

 (6) Includes 6,650 shares of our Common Stock issued to Mr. Becker as a "finders fee" in connection with the Private Financing.

 (7) Includes 10,500 shares of our Common Stock issuable upon the exercise of certain warrants. This number also includes 25,252 shares owned by Tymott Associates, LLC and 5,540 shares owned by Eye on Broadway, LLC.

 (8) Ann Stevenson is the daughter of Samuel Anderson, who is a trustee and beneficiary of the Samuel and Mary Ann Anderson Trust.

 (9) Mr. Burdick is our Executive Vice President and Chief Financial Officer and is one of our directors.

 (10) Includes 124,110 shares of our Common Stock issuable upon the exercise of certain options granted to Mr. Burdick.

 (11) Samuel D. Anderson, Jr. is the son of Samuel Anderson, who is a trustee and beneficiary of the Samuel and Mary Ann Anderson Trust.

 (12) Mr. Anderson is one of our directors and has a consulting agreement with us. Mr. Anderson is the trustee and a beneficiary of the Samuel and Mary Ann Anderson Trust.

 (13) Includes 165,000 shares of our Common Stock issuable upon the exercise of certain options granted to Mr. Anderson.

 (14) Stanley Becker is the father of Marshall M. Becker, who is named as a selling security holder elsewhere in this prospectus.

 (15) Includes 30,795 shares owned by Eye on Broadway, LLC.

                              PLAN OF DISTRIBUTION

    The shares of our Common Stock offered pursuant to this prospectus may be sold from time to time by the selling security holders. The shares sold under this prospectus may be sold on the American Stock Exchange, in negotiated transactions, or a combination of these methods of sale, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices by one or more of the following methods:

    - through ordinary brokerage transactions in which the broker solicits purchases;

    - sales to one or more brokers or dealers as principal, and the resale by such brokers or dealers for their account pursuant to this prospectus, including resales to other brokers and dealers;

    - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

    - negotiated transactions with purchasers with a broker or dealer.

    Any broker or dealer participating in such sales may be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended, and any commissions, discounts or concessions received by a broker or dealer (which may be in excess of customary commissions) and any gain realized by such broker or dealer on the sale of shares may be deemed "underwriting compensation." Any such commissions, discounts or concessions will be paid or borne by the selling security holder or the purchasers of the shares offered by this prospectus and not us. Except for sales involving customary selling commissions in ordinary brokerage transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a supplement to this prospectus.

    Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

                                 LEGAL MATTERS

    O'Melveny & Myers LLP has passed on the validity of the shares of our Common Stock intended to be sold pursuant to this prospectus.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended February 29, 2000 have been included in reliance upon the report dated May 25, 2000 of BDO Seidman, LLP, independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the shares of common stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

    We file reports with the Securities and Exchange Commission (the "SEC") on a regular basis that contain financial information and results of operations. You may read or copy any document that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements, information statements and other information filed electronically with the SEC. The address of the SEC Internet site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the SEC filings listed below. This information is considered a part of this prospectus. These documents are as follows:

    (1) Our annual report on Form 10-KSB for the fiscal year ended February 29, 2000;

    (2) Our quarterly reports on Form 10-QSB for the fiscal quarters ended May 31 and August 31, and our quarterly report on Form 10-Q for the fiscal quarter ended November 30, 2000;

    (3) Our report on Form 8-K filed with the SEC on January 25, 2001;

    (4) Our report on Form 8-K filed with the SEC on April 28, 2000;

    (5) Our report on Form 8-K filed with the SEC on March 14, 2000;

    (6) The description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on March 20, 1998; and

    (7) All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this prospectus.

    We will provide without charge to each person, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to in "Incorporation of Certain Documents by Reference" which have been or may be incorporated in this prospectus by reference. Requests for such copies should be directed to our Secretary at SeraCare, Inc., 1925 Century Park East, Suite 1970, Los Angeles, California 90067, telephone number (310) 772-7777.

    Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

    You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that the affairs of the Company may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized, if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    SeraCare will pay all of the expenses incident to the offering and sale of the shares of our Common Stock covered by this registration statement other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee and the American Stock Exchange additional listing fee.

SEC registration fee........................................  $   998.07
American Stock Exchange additional listing fee..............   17,500.00
Printing....................................................    5,000.00
Accounting fees and expenses................................    5,000.00
Legal fees and expenses.....................................   25,000.00
Miscellaneous expenses......................................    5,000.00
                                                              ----------
TOTAL.......................................................  $58,498.07

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our Certificate of Incorporation and Bylaws, each as amended to date, require us to indemnify our officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and applicable law. Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS

EXHIBIT NO.             DESCRIPTION
-----------             -----------
3.1.........            Restated Articles of Incorporation(1)
3.2.........            Bylaws(1)
4.1.........            Form of Specimen Certificate of Common Stock(2)
4.2.........            Form of Private Placement Stock Purchase Agreement
5.1.........            Opinion of O'Melveny & Myers LLP
23.1........            Consent of BDO Seidman, LLP
23.2........            Consent of O'Melveny & Myers LLP (contained in Exhibit 5.1)
24.1........            Power of Attorney (contained on signature page hereof)

------------------------

(1) Previously filed as an exhibit to the Company's Registration Statement on Form 10SB filed with the Commission on November 21, 1996, and incorporated by reference.

(2) Previously filed as an exhibit to our Registration Statement on Form S-3 (Registration No. 333-57943) filed with the Commission on June 29, 1998, and incorporated by reference.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
    Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

        (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

        (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

        (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 14, 2001.

                                                       SERACARE, INC.

                                                       By:              /s/ BARRY D. PLOST
                                                            -----------------------------------------
                                                                          Barry D. Plost
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                       By:             /s/ JERRY L. BURDICK
                                                            -----------------------------------------
                                                                         Jerry L. Burdick
                                                            PRINCIPAL ACCOUNTING AND FINANCIAL OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barry Plost and Jerry Burdick, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                       DATE
                  ---------                                   -----                       ----
             /s/ BARRY D. PLOST                Chairman of the Board, Chief
    ------------------------------------       Executive Officer (Principal         February 14, 2001
               Barry D. Plost                  Executive Officer) and Director

                                               Executive Vice President, Chief
            /s/ JERRY L. BURDICK               Financial Officer (Principal
    ------------------------------------       Accounting and Financial Officer)    February 14, 2001
              Jerry L. Burdick                 and Director

            /s/ ROBERT J. CRESCI
    ------------------------------------       Director                             February 14, 2001
              Robert J. Cresci

              /s/ EZZAT JALLAD
    ------------------------------------       Director                             February 14, 2001
                Ezzat Jallad